Exhibit 99.1

DCP Midstream, LLC and DCP Midstream Partners, LP
Announce Management Changes
DENVER--(BUSINESS WIRE)-Jan. 31, 2014--DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) and DCP Midstream, LLC (DCP Midstream), the owner of the general partner of the Partnership, announced that Sean O’Brien, currently group vice president and chief financial officer of DCP Midstream has also been named group vice president and CFO of the Partnership. Rose M. Robeson, the Partnership’s former senior vice president and CFO, will continue to provide consulting services to DCP Midstream for a transition period.
“We would like to thank Rose for her significant contributions over the past 14 years with both DCP Midstream and the Partnership. Rose was instrumental in the Partnership’s growth during the time that the Partnership has doubled in size and has grown to be a fully integrated midstream service provider. Sean’s promotion to CFO of the Partnership’s general partner is a thoughtful continuance of our approach to manage two companies with one strategy,” said the Partnership’s chairman and CEO Wouter van Kempen. “We look forward to continuing to broaden our combined management’s team exposure and are committed to delivering sustainable long term value to our unitholders.”
Sean O’Brien
O’Brien is responsible for the corporate finance, treasury, risk management, accounting, tax, internal audit, investor relations and financial planning and analysis functions for DCP Midstream and DCP Midstream Partners. O’Brien joined DCP Midstream in 2009 from Duke Energy, where O’Brien served in several senior financial leadership positions of increasing responsibility until his recent appointment in 2012 as group vice president and CFO of DCP Midstream. Sean has over 21 years of experience in the finance area and over 16 years of experience in the energy industry.

ABOUT DCP MIDSTREAM PARTNERS, LP
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, or the General Partner, which is wholly-owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.